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                                                                    Exhibit 10.1


                                  GANTOS, INC.
                        1266 EAST MAIN STREET, 5TH FLOOR
                           STAMFORD, CONNECTICUT 06902


                                 March 16, 1999


Ms. Arlene H. Stern
1266 East Main Street, 5th Floor
Stamford, Connecticut  06902

Dear Arlene:

         We have entered into a letter agreement, dated June 20, 1996 (the "Agreement"), as amended by the Termination Agreement, dated as of May 12, 1998 (the "Termination Agreement"), and the letter agreement, dated May 19, 1998 (the "First Amendment"), with respect to your employment with Gantos, Inc. ("Gantos"). In connection with your continued employment by Gantos, you and Gantos desire to (i) extend for one year the term and minimum bonus provisions of the Agreement, (ii) reduce the threshold for a change in control involving a merger, consolidation, reorganization or share exchange from 50% to 40%, and
(iii) terminate the Termination Agreement. This letter (the "Second Amendment") states our agreement with respect to the changes to the Agreement and is entered into in exchange for good and valuable consideration, the receipt and adequacy of which are acknowledged by both of us.

         1. Term. The Agreement, as amended, is further amended by substituting the phrase "four years" for the phrase "three years" in the introductory paragraph of Paragraph 2 of the Agreement.

         2. Minimum Bonus. The Agreement, as amended, is further amended by substituting the following for Paragraph 3(d) of the Agreement:

         "(d) If you are employed by Gantos at the end of the applicable fiscal year, you will receive a minimum bonus of $75,000 with respect to each of fiscal 1996, 1998 and 1999. Therefore, if you are employed by Gantos at the end of the applicable fiscal year, with respect to each of fiscal 1996, 1998 and 1999, Gantos will pay to you the excess, if any, of $75,000 over the amount paid or payable to you pursuant to Paragraph 3.(b) and Paragraph 3.(c). Conversely, if the amount paid or payable to you pursuant to Paragraph 3.(b) and Paragraph 3.(c) is at least $75,000, no payment will be made under this Paragraph 3.(d) with respect to that fiscal year."

         3. Change in Control. The Agreement, as amended, is further amended by substituting the figure "60%" for the figure "50%" in the two places it appears in Paragraph 6(f)(iii)(2) of the Agreement.


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Ms. Arlene H. Stern
March 16, 1999
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         4. Termination Agreement. The Agreement, as amended, is further amended by terminating the Termination Agreement and treating it as if it had never existed.

         5. No Other Change. Except as modified by this Second Amendment, the Agreement, as amended, shall continue in full force according to its terms and is ratified.

         6. Counterparts. This Second Amendment may be signed in counterparts, both of which together will be deemed an original of this Second Amendment. This Second Amendment will also be effective if evidenced by signed copies transmitted by telecopier or facsimile transmission.

         If this letter correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.


                                           Very truly yours,

                                           GANTOS, INC.


                                           By:
                                              ----------------------------------

                                               Its:
                                                   -----------------------------
The terms of this agreement
are accepted and agreed to
on _______________________:






---------------------------
Arlene H. Stern